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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES
                                       OF
                           FAR EAST ENERGY CORPORATION


1.    Newark Valley Oil & Gas, Inc. was incorporated in the state of Nevada.

2. Far East Energy (BVI), Inc. was incorporated in the territory of the British Virgin Islands.

3. Guihzou Far East Panjiang Chemical Co., Ltd. was incorporated in the Peoples Republic of China.

4. Yunnan Huayi Eco-tech Consulting Co., Ltd. was incorporated in the Peoples Republic of China.